BUSINESS MANAGEMENT AGREEMENT


          AGREEMENT made this 2nd day of March, 1998, between Forward Funds, Inc. (a Maryland corporation, hereinafter referred to as the "Fund") and Sutton Place Management Co., Inc. (a Delaware corporation, hereinafter referred to as the "Corporation").

         WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Corporation is experienced and able to act as business manager of the Fund;

         NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of undertakings herein, it is agreed by and between the parties hereto as follows:

         1. Services to be Provided by the Corporation. The Corporation, as business manager for the Fund, will, at its own expense:

         (a) Furnish to the Fund the services of its employees and agents in the management and conduct of the corporate business and affairs of the Fund;

         (b) If requested, provide the services of its officers as administrative executives of the Fund and the services of any directors of the Fund who are "interested persons" of the Corporation or its affiliates, as that term is defined in the Act, subject in each case to their individual consent to serve and to applicable legal limitations;

         (c) Provide office space, secretarial and clerical services and wire and telephone services (not including toll charges, which will be reimbursed by the Fund), and monitor and review Fund contracted services and expenditures pursuant to the distribution plan of the Fund;

         (d) Prepare periodic reports to the Fund's stockholders and prepare and file, with such advice of counsel as reasonably deemed necessary by the Corporation, such documents and other papers as may be required to comply with the rules, regulations and requirements of the Securities and Exchange Commission ("SEC") and other governmental agencies, whether state or federal, except that the Fund shall bear the expenses provided for in Section 2 hereof (Special services, if any, rendered to individual stockholders or groups of stockholders shall not be included in the services to be rendered by the Corporation pursuant to this paragraph, but the Corporation shall be reimbursed for the actual cost of such services pursuant to the provisions of paragraph 2 below.); and

         (e) Report to the Directors concerning its activities pursuant to this Agreement at regular meetings of the Directors and at such other times as the Directors may request.

         2. Expenses. The Corporation shall bear expenses incurred by it which are necessary for the performance of its duties and activities specified in this Agreement, except such expenses as are assumed by the Fund under this agreement. The Corporation (or its affiliates, as applicable) will also pay the compensation and expenses of all officers and executive employees of the Fund who are directors, officers or employees of the Corporation or of its affiliates and will make available or cause to be made available, without expense to the Fund, the services of such of the directors, officers and employees of the Corporation or its affiliates as may fully be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The fund shall bear all of its other expenses incurred in its operation and not specifically assumed by the Corporation. The expenses assumed by the Fund shall include, without limitation: organizational expenses of the Fund; fees and expenses incurred in connection with the Fund's membership in investment company organizations; fees of the investment advisers; interest expenses, taxes and governmental fees; distribution fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and with various state securities authorities; the expenses of qualifying the Fund to do business in jurisdictions where such qualification is required; accounting, auditing and legal costs; the cost of preparing share certificates or any other expenses, including clerical and administrative expenses, related to the issue, redemption and repurchase of Fund shares; insurance premiums; fees and expenses of the Custodian and Transfer Agent for the Fund and for any related services; expenses of obtaining quotations on the Fund's portfolio securities and pricing of the Fund's shares; expenses of shareholders' meetings; expenses of preparing and distributing reports, proxies and prospectuses to existing shareholders; and expenses and fees of the Fund's Directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act.

         3. Compensation. For the services provided and the expenses assumed by the Corporation, the Fund shall pay to the Corporation a fee, computed daily and to be paid on the last business day of each month, equal on an annual basis to:
0.30% of the average daily net assets of the Fund.

         The term "average daily net assets of the Fund" is defined as the average of the values placed on the net assets of the Fund as of the close of the New York Stock Exchange, on each day on which the net asset value of the portfolio of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund's then current registration statement under the 1940 Act and the Securities Act of 1933 ("Registration Statement"). If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 3, the value of the net assets of the Fund shall be deemed to be the value of such net assets as last determined in accordance with the Registration Statement. If the determination of the net asset value of the Fund has been suspended pursuant to the Registration Statement for a period including a month for which payment pursuant to this Agreement is due, the Corporation's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

         4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Corporation hereby agrees that all records which it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Corporation further agrees to preserve or cause to be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         5. Sub-contracts. The Corporation may, from time to time, at its own expense, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.

         6. Limitations of Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Corporation nor its stockholders, officers, directors, employees or agents shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission connected with our arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Corporation's duties or by reason of reckless disregard of the Corporation's obligations and duties under this Agreement. Notwithstanding the foregoing, the Corporation shall not be liable to the Fund for the acts and omissions of any party engaged by the Corporation to assist it in carrying out its obligations under this Agreement except to the extent that such party is liable to the Corporation for such acts and omissions pursuant to the contract under which the Corporation shall have retained such party. Any person, even though also employed by the Corporation, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the employee or agent of the Corporation.

         7. Service Not Exclusive. It is understood that the services of the Corporation are not exclusive, and nothing in this Agreement, shall prevent the Corporation, or any affiliate thereof, from providing similar services to other investment companies or other clients or from engaging in other activities.

          8. Duration and Termination. This Agreement shall become effective as of February 6, 1998 and shall continue in force until February 6, 2000, if not sooner terminated. This Agreement shall continue in effect for successive 12-month periods, unless terminated, provided that each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party case in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of any penalty, by the Fund upon the vote of a majority of the Fund's Board of Directors or by a majority of the outstanding voting securities of the Fund, or by the Corporation, in each case, on sixty (60) days' written notice to the other party. This agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

         9. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         10. Miscellaneous.

         a. This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

         b. The captions of this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         c. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         d. The Corporation shall for all purposes herein be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                            FORWARD FUNDS, INC.





                                            By:___________________________
                                                 Name:
                                                 Title:


                                            SUTTON PLACE MANAGEMENT
                                            CO., INC.



                                            By:___________________________
                                                 Name:
                                                 Title: